Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-157642
Dated July 18, 2011

Final Terms for Issuance

Issuer:                                                          Toyota Motor Credit Corporation

Security:                                                       Floating Rate Medium Term Notes, Series B

Issuer Senior Long-Term                           Aa3 (negative outlook) / AA- (negative outlook)
Debt Ratings:

Cusip:                                                            89233P5D4

Pricing Date:                                                 July 18, 2011

Settlement Date:                                           July 21, 2011

Maturity Date:                                              July 19, 2013

Principal Amount:                                        $25,000,000
                (may be increased prior to the Settlement Date)

Re-offer Price:                                               100.00%

Gross Underwriting Spread:                        0.06%

All-in Price to Issuer:                                    99.94%

Net Proceeds to Issuer:                                $24,985,000

Floating Rate Index:                                      3 Month LIBOR

Floating Rate Spread:                                    +23 basis points

Index Source:                                                  LIBOR Reuters

Interest Payment Frequency:        Quarterly

Initial Interest Payment Date:                        October 19, 2011

Initial Interest Rate:                                        3 Month LIBOR determined on July 19, 2011
                   plus 23 basis points,
                   accruing from July 21, 2011

Interest Payment Dates:                                  On the 19th of each January, April, July, October
                and on the Maturity Date
Interest Reset Dates:                                       The same dates as each Interest Payment Date.
                For the avoidance of doubt, newly reset interest rates
                shall apply beginning on and including the Interest
                    Reset Date, to but excluding the next Interest Payment Date

Interest Determination Date:                          Second London Banking Day preceding
                    each Interest Reset Date

Day Count Convention:                                  Actual/360

Business Day Convention:                             Modified Following, adjusted

Business Days:                                                 New York and London

Governing Law:                                                 New York

Calculation Agent:                                            Deutsche Bank Trust Company Americas

Minimum Denominations:                                $1,000 and $1,000 increments thereafter

Agent:              Merrill Lynch, Pierce, Fenner & Smith Incorporated

DTC Number:                                                      #773

Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the prospectus dated March 2, 2009 and prospectus supplement thereto dated March 10, 2009 relating to these notes.

The issuer has filed a registration statement (including a Prospectus) with the U.S. Securities and
Exchange Commission (SEC) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the
SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the web at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.

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